PRIME RETAIL, INC.
            EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS
                                  AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

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Six Months Ended June 30                                 2001              2000
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Loss before minority interests                        $ (12,874)      $ (27,446)
Gain on sale of real estate                                (552)              -
Interest incurred                                        45,756          49,801
Amortization of debt issuance costs                       3,659           1,743
Less capitalized interest                                     -          (2,359)
                                                      ---------       ---------
     Earnings                                            35,989          21,739
                                                      ---------       ---------
Interest incurred                                        45,756          49,801
Amortization of debt issuance costs                       3,659           1,743
Preferred stock distributions and dividends              11,336          11,336
                                                      ---------       ---------
     Combined Fixed Charges and
       Preferred Stock Distributions and Dividends       60,751          62,880
                                                      ---------       ---------
Excess of Combined Fixed Charges
     and Preferred Stock Distributions
     and Dividends over Earnings                      $ (24,762)      $ (41,141)
                                                      =========       =========
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